Exhibit 99

     Heritage Financial Group Announces Plans for CFO Succession


    ALBANY, Ga.--(BUSINESS WIRE)--Nov. 22, 2006--Len Dorminey, President and Chief Executive Officer of Heritage Financial Group (NASDAQ: HBOS), the holding company of HeritageBank of the South, today announced that Tammy W. Burdette, Executive Vice President and Chief Financial Officer, has decided to step down from the position of Chief Financial Officer during 2007 to pursue a new role with the Company, which will afford her the opportunity to spend more time with her family. Succeeding Burdette as Chief Financial Officer will be T. Heath Fountain, who is currently Vice President, Controller and Director of Investor Relations for the Company. The transition is expected to be completed sometime during 2007.

    Commenting on the announcement, Dorminey said, "Tammy has been instrumental in guiding the Company through a period of tremendous change and growth, and we owe her a debt of gratitude for her commitment and hard work. While we haven't yet decided the full extent of her future responsibilities with the Company, we are excited about the prospect of creating for her a new career path that will give her more flexibility and enable her to continue to grow with our company.

    "At the same time, we are fortunate to have someone with Heath's abilities and background on board to assume oversight of our financial administration," Dorminey continued. "A CPA with public accounting experience, he has worked closely with Tammy and others in the finance department. With deep understanding of our company, a strong grasp of regulatory and financial reporting requirements and issues, and proven managerial abilities, Heath will bring a solid skill set to the CFO position."

    Burdette (age 47) has served as Chief Financial Officer of
HeritageBank of the South since 1996. She was appointed Executive Vice President in 2003. Prior to joining HeritageBank of the South, Burdette was Vice President of Bank of America responsible for human resources matters.

    Fountain (age 31) joined HeritageBank of the South in 2003 as an investment advisor and moved into the accounting area of the Company in January 2006. In June, he was promoted to Controller and Director of Investor Relations. Prior to joining Heritage Financial Group, Fountain was an investment advisor with Synovus and an auditor with Mauldin & Jenkins, CPAs, focusing on financial institutions. He has an accounting degree from the University of Georgia and is a Certified Public Accountant.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of September 30, 2006, Heritage Financial Group reported total assets of approximately $381 million and total stockholders' equity of approximately $68 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 70% of the shares of Heritage Financial Group. The remaining 30% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and this statement is included for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect financial results, is included in the Company's other filings with the SEC.

    CONTACT: Heritage Financial Group
             Leonard Dorminey, 229-878-2003
             President and Chief Executive Officer